Exhibit 5.1

Simpson Thacher & Bartlett

ICBC TOWER, 35TH FLOOR

3 GARDEN ROAD, CENTRAL

HONG KONG

TELEPHONE: +852-2514-7600

FACSIMILE: +852-2869-7694

September 24, 2018

Athenex, Inc.

1001 Main Street, Suite 600

Buffalo, NY 14203

Ladies and Gentlemen:

We have acted as counsel to Athenex, Inc., a Delaware corporation (“the Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) shares of common stock of the Company, $0.001 par value per share (the “Common Stock”); (ii) shares of preferred stock of the Company, $0.001 par value per share (the “Preferred Stock”); (iii) debt securities, which may be either senior (“Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities”) (collectively, the “Debt Securities”); (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”); (v) units comprised of one or more Debt Securities, shares of Common Stock, shares of Preferred Stock, and Warrants, in any combination (the “Units”), and (vi) Common Stock, Preferred Stock and Debt Securities that may be issued upon exercise of Warrants. The Common Stock, the Preferred Stock, the Debt Securities, the Warrant and the Units are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and the supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

The Debt Securities will be issued under an Indenture (the “Indenture”) to be entered into between the Company and a financial institution identified therein as trustee (the “Trustee”). The Warrants will be issued pursuant to one or more warrant agreements to be entered into between the Company and either a financial institution identified therein as warrant agent (the “Warrant Agent”) or the purchasers of such Warrants (in each case, a “Warrant Agreement”). Each party to a Warrant Agreement other than the Company is referred to hereinafter as a “Counterparty.” The Units will be issued pursuant to one or more unit agreements to be entered into between the Company and either a financial institution identified therein as unit agent (the “Unit Agent”) or the purchasers of such Units (in each case, a “Unit Agreement”).

DANIEL FERTIG         ADAM C. FURBER         IAN C. HO         ANTHONY D. KING         CELIA C.L. LAM         CHRIS K.H. LIN         JIN HYUK PARK

        KATHRYN KING SUDOL         CHRISTOPHER K.S. WONG

        RESIDENT PARTNERS

SIMPSON THACHER & BARTLETT, HONG KONG IS AN AFFILIATE OF SIMPSON THACHER & BARTLETT LLP WITH OFFICES IN:

NEW YORK        BEIJING         HOUSTON        LONDON        LOS ANGELES        PALO ALTO        SÃO PAULO         SEOUL        TOKYO        WASHINGTON, D.C.

Simpson Thacher & Bartlett

Athenex, Inc.	Page 2	September 24, 2018

We have examined the Registration Statement and the exhibits filed therewith. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that (1) at the time of execution, authentication, issuance and delivery of the Debt Securities, the Indenture will be the valid and legally binding obligation of the Trustee; (2) at the time of execution, countersignature, issuance and delivery of any Warrants, the related Warrant Agreement will be validly and legally binding obligation of each Counterparty thereto; and (3) at the time of execution, issuance and delivery of the Units, the Unit Agreement will be the valid and legally binding obligation of the Unit Agent.

We have assumed further that at the time of execution, authentication, issuance and delivery of the Debt Securities, the indenture will have been duly authorized, executed and delivered by the Company. We have assumed further that at the time of execution, countersignature, issuance and delivery of any Warrants, the related Warrant Agreement will have been duly authorized, executed and delivered by the Company. We have assumed further that at the time of execution, issuance and delivery of the Units, the Unit Agreements will have been duly authorized, executed and delivered by the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

With respect to the Common Stock, assuming (a) the taking by the Board of Directors of all necessary corporate action to authorize and approve the issuance of the Common Stock and (b) due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive underwriting agreement approved by the Board of the Directors of the Company, the Common Stock will be validly issued, fully paid and nonassessable.

2.

With respect to the Preferred Stock, assuming (a) the taking by the Board of Directors of all necessary corporate action to authorize and approve the issuance of the Preferred Stock and (b) due filing of the Certificate of Designations and (c) due issuance and delivery of the Preferred Stock, upon payment therefor in accordance with the applicable definitive underwriting agreement approved by the Board of the Directors of the Company, the Preferred Stock will be validly issued, fully paid and nonassessable.

Simpson Thacher & Bartlett

Athenex, Inc.	Page 3	September 24, 2018

3.

With respect to the Debt Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

4.

With respect to the Warrants, assuming (a) the taking by the Board of Directors of all necessary corporate action by the Board to approve the execution and delivery of a related Warrant Agreement and (b) the due execution, countersignature, issuance and delivery of such Warrants, upon payment of the consideration for such Warrants provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Warrant Agreement and such agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

5.

With respect to the Units, assuming (a) the taking of all necessary corporate action by the Board to authorize and approve (1) the issuance and terms of the Units, (2) the execution and delivery of the Unit Agreement with respect to the Units and (3) the issuance and terms of the underlying Securities that are a component of the Units, the terms of the offering thereof and related matters and (b) the due execution, issuance and delivery of the Units and underlying Securities upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and in accordance with the provisions of the applicable Unit Agreement, such Units will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth in paragraphs 3 through 5 above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Simpson Thacher & Bartlett

Athenex, Inc.	Page 4	September 24, 2018

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT

SIMPSON THACHER & BARTLETT